STATE OF LOUISIANA

PARISH OF LIVINGSTON

                 BUSINESS DEVELOPMENT CENTER LEASE AGREEMENT

THIS LEASE CONTRACT made and entered into this day by and between Dixie Business Development Center, hereinafter referred to as "Lessor", and Trident Technologies Corporation, represented by Doug Spring, hereinafter referred to as "Lessee":

WITNESSETH

1. Lessor does hereby lease Lessee the building space designated as Suites 3 & 4 in the Dixie Business Development Center, 1810 S. Range Avenue, Livingston Parish, Denham Springs, Louisiana 70726.

2. The Lease period shall be for and during a term of six (6)months beginning March 1, 2000 and ending August 31, 2000.

3.   Lessee agrees to pay $0 (current tenant) as deposit.   The lessee agrees
to pay $600 per month for all subsequent payments of rent, which includes utilities and janitorial, and are payable in advance on or before the 5th day of each month.

4. Lessee agrees not to sublet the premises or any portion thereof or assign this lease without the written consent of Lessor; to permit no waste of the premises, but on the contrary, to take good care of them, and upon termination of this lease to surrender possession of the premises without notice in as good a condition as at the commencement of the original lease term, including any extension, reasonable wear and tear excepted.

5. Lessee agrees to comply with all laws and city ordinances and governmental regulations affecting the use or occupancy of the premises being leased, and to fully relieve Lessor from any compliance therewith or violation thereof.

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6.    Lessee agrees to pay all personal property taxes and license fees assessed or incurred by reason of Lessee's use and occupancy of the premises. Lessor shall pay ad valorem taxes that may be imposed upon the premises.

7. Lessor shall carry fire and extended coverage insurance on the buildings and improvements located on the premises in such amount as he, in his discretion, shall determine.

8. Lessee agrees to take proper care of and protect the premises from damage and shall be accountable for failure to exercise reasonable diligence in doing same. Any repairs to the utilities, sewerage, building or other systems, necessitated through the fault of negligence of the Lessee, his agents, employees, or customers during the term of this lease shall be made at the expense of the Lessee. The Lessor shall be responsible for normal maintenance of the premises.

9. Lessee will have the right, with the prior written consent of Lessor, at Lessee's sole cost and expense, to alter the premises, including erection of business signs, as Lessee sees fit to meet his business needs, otherwise remodel and improve the premises so long as such alteration does not in any way in the opinion of Lessor render the premises less valuable to the Lessor or such other Lessees as may in the future occupy the premises. Any such alterations, additions or improvement to the premises made by the Lessee shall become property of the Lessor upon the termination of this lease or any extensions thereof, and shall be made only after written consent for same is extended from Lessor, provided, however, that such consent shall not be unreasonably withheld.

10. Lessee hereby declares that the equipment and fixtures which he will place on the premises will be his own property and will not be encumbered, and shall be subjected to the lien of Lessor for rent of said premises. The Lessee, however, shall have the right to purchase equipment upon a lease purchase agreement, chattel mortgage, or conditional sales contract, or like security agreement, and so long as the payments thereunder are current and not delinquent, such conduct shall not be deemed a breach of this lease.

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11.  Lessee agrees to indemnify and hold Lessor and Dixie Electric Membership
Corporation harmless from liability for any and all damages of whatever type or nature, including court costs and attorney's fees which may be suffered by any person as a result, either directly or indirectly, of any act or failure to act of Lessee or any of Lessee's agents, representatives or employees during the term of this lease. Lessee shall carry at his expense public liability insurance with Lessor named as an additional insured, with limits of not less than $100,000 per person, $300,000 aggregate per each occurrence and $50,000 property damage. Lessee shall furnish Lessor certificates showing such insurance in force at all times.

12. It is mutually agreed that if the premises are made wholly or partially untenable during the term of any extension whereof by fire or casualty, Lessor and Lessee agree that they will use all the proceeds of the hazard insurance collectible for such casualty to restore the premises to substantially their former condition. If said insurance proceeds are insufficient for such purposes and if Lessor is unwilling to spend more, the Lessee shall have the option to pay balance necessary for such purpose, or if he is unwilling to do so, then either party shall have the right to terminate the lease. During such time as the premises are rendered wholly or partially untenable, the rent shall abate pro rata, and the payment of full rent shall begin as soon as the premises are restored.

13. It is further understood and agreed that the Lessor shall not be liable for any damage that may occur on account of any defect of said building or premises, or from fire, rain, wind or any other cause. Nothing herein is intended to limit any liability of Dixie Electric Membership Corporation as owner of said building and/or premises for any damage that may occur on account of any defect in said building or premises, or from fire, rain, wind or other cause, not attributed to the Lessee.

14. It is further agreed by the parties hereto that should the Lessee fail to pay the rent as it becomes due and suffer the same to remain unpaid for a period of fifteen (15) days, or if the Lessee should violate or fail to comply with any other stipulation and agreement

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in this lease and suffer the same to remain uncorrected for a period of fifteen (15) days after written notice thereof has been given by the Lessor to the Lessee, the Lessor shall have the right, at his option, to declare all of the remaining installments of rent forthwith due and payable at once and shall have the right and privilege to proceed for the collection thereof in any manner permitted under the laws of the State of Louisiana. Lessee further agrees to pay all costs and expenses of collecting the rent or of enforcing performance of any of the provisions of this lease, including all reasonable attorney's fees properly incurred by the Lessor in the collection of rents hereunder or the enforcement of the Lessor's rights hereunder.

15. The failure of either party hereto insist upon strict performance of any of the covenants or conditions of this lease or to exercise any option herein conferred, in any one or more instances, shall not be construed as a waiver or relinquishment of any such covenants, conditions or options, but the same shall be and remain in full force and effect.

16. It is understood and agreed that the words of Lessor and Lessee, wherever used in the agreement, include legal representatives, heirs, successors or assigns of the Lessor and Lessee, respectively, as if each time fully expressed.

17. This agreement is executed in duplicate with each copy considered an original. One copy is delivered to each of the parties to this lease and by the execution hereof, each party acknowledges receipt of said copy.

     WITNESS the execution hereof on this 6th day of March, 2000.


 /s/ Doug Spring                           /s/ Skip Snow
________________________________          ________________________________
Lessee                                    Lessor

 /s/ Norma Stewart                        /s/ Norma Stewart
________________________________          _________________________________
Witness                                   Witness